NEWS RELEASE
For Immediate Release	Contact: Investor Relations
March 17, 2008
(206) 298-2909

EMERITUS ANNOUNCES OPERATING RESULTS FOR 2007

SEATTLE, WA, March 17, 2008 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced its 2007 results.

Full Year 2007 Highlights
•	Adjusted EBITDA improved $33.2 million, or 49.8% from the prior year
•	Completed the merger with Summerville Senior Living on September 1, 2007
•	Concluded the acquisition of 96 communities formerly operated under long-term leases
•	Average occupancy increased to 86.7% from 85.3% in the prior year
•	Average monthly revenue per unit increased by 4.4% over the prior year to $3,235
•	Adjusted community operating margin improved to 35.4% from 34.8% in the prior year
•	Completed secondary offering generating net proceeds of $328.6 million

Granger Cobb, President and Co-Chief Executive Officer, stated, "As evidenced by our Adjusted EBITDA improvement, we are pleased with our operating results.  We are also pleased to have completed the merger of the Summerville portfolio.  It has been fully integrated into our operating structure and we expect that our best practices initiatives will drive improved occupancy and cash flow results across the combined portfolio over the next few years.”

Dan Baty, Chairman and Co-Chief Executive Officer, commented, “With our enhanced operating platform, the opportunity to drive organic growth via occupancy and rate gains, and a pipeline of expansion and development projects, the Company is well positioned to capitalize on strong long-term demand.  Need-driven demand for our services continues to grow and remains resilient, in spite of the overall housing and economic concerns.  Our improving cash flow and strengthened balance sheet should provide us with the financial flexibility to support our ongoing growth as we continue to be a leader in the assisted living and dementia care business.”

Summary of 2007 Fourth Quarter Results

The Company’s fourth quarter results represent the first full quarter of ownership of the Summerville Senior Living assets.

Total revenue for the fourth quarter ended December 31, 2007, increased to $186.4 million from $109.8 million in the prior year period.  Community operating revenues for the fourth quarter ended December 31, 2007, increased $76.1 million to $185.3 million, compared to $109.2 million for the same period of 2006.  Approximately $72.2 million of the increase was from the addition of 83 new communities, including Summerville.  Of the remaining increase of $3.9 million, $3.4 million was due to increases in the average monthly revenue per occupied unit with the balance from an increase in occupancy.  Management fee revenue for the fourth quarter totaled $1.1 million compared to $566,000 in the prior year fourth quarter, primarily due to the addition of the Blackstone joint venture managed properties.

Average monthly revenue per occupied unit increased $131, or 4.1%, over the prior year quarter to $3,289, and average occupancy increased to 87.4% from 86.6% in the prior year quarter, including the impact of the Summerville communities.

Community operating expenses were $116.7 million in the fourth quarter of 2007 compared to $69.0 million in fourth quarter of 2006.  Of the $47.7 million increase in community operating expenses, $47.5 million was due to the acquisition of 83 new communities, including Summerville.  The remaining increase is primarily related to increases in labor related expenses of $2.8 million and an increase of approximately $800,000 in all other community operating expenses, offset by decreases in professional liability and workers’ compensation expenses of $3.4 million based on updated actuarial reports of projected ultimate losses.

In the fourth quarter of 2007, general and administrative expenses were $14.6 million compared to $10.2 million in the prior year fourth quarter, including non-cash stock compensation expenses of $1.3 million in 2007 and $575,000 in 2006.  The expense increase primarily related to an increase of $3.0 million in salary and benefit costs, which includes an increase of $713,000 in stock option compensation expense and $556,000 in Summerville’s corporate office wind-down labor costs.  The balance of $1.4 million was distributed among various general and administrative expenses.  Much of the increase in staffing costs relates to the growth in the Company’s operated and managed communities.  General and administrative expenses as a percentage of total operated community revenues was 7.0% in the fourth quarter of 2007 compared to 8.5% in the prior year quarter.  Exclusive of a write-off of $173,000 related to the termination of pending transactions and $618,000 in total costs related to the wind-down of Summerville’s corporate office, general and administrative expenses as a percent of total operated community revenues would have been 6.7%.

The Company recorded an impairment loss on long-lived assets of $4.8 million in the fourth quarter of 2007 for three communities for which management concluded its investment was not recoverable.

Operating income (loss) from continuing operations decreased by $8.9 million from the prior year quarter due to the impairment loss of $4.8 million discussed above, and an increase in depreciation, amortization, and facility lease expenses of $28.7 million from the prior year quarter.  The property-related increases are primarily related to the acquisitions discussed below.

Total property-related expenses (depreciation, amortization, interest, and facility lease expense) increased by $38.6 million from the prior year period, reflecting the acquisition of 83 communities, including Summerville, and the purchase of 96 communities that were formerly operated by the Company under long-term leases.

The Company’s fourth quarter 2007 loss from continuing operations before income taxes was $25.1 million compared to a loss of $6.4 million in 2006, inclusive of the $4.8 million impairment loss in 2007 and the $38.6 increase in property-related expenses discussed above.

For the quarter ended December 31, 2007, Adjusted EBITDA was $30.6 million compared to $20.0 million for the same period last year, an increase of 53.3%.

Summary of 2007 Full Year Results

Total revenue for the year ended December 31, 2007, increased to $545.6 million from $421.9 million for the same period in 2006.  Community operating revenues for the year ended December 31, 2007, increased $121.3 million to $541.3 million compared to $420.0 million for the same period of 2006.  Approximately $98.4 million of the increase in community operating revenues was attributable to the addition of 84 properties, including the Summerville communities, with the additional improvement resulting from an increase of approximately $15.1 million in the average monthly revenue per occupied unit and approximately $7.8 million from an increase in occupancy.  Management fee revenue was $4.4 million for the year ended December 31, 2007, compared to $1.9 million in the prior year period, primarily due to the addition of the Blackstone joint venture managed properties.

Community operating expenses were $346.0 million for the year ended December 31, 2007, compared to $272.8 million in the comparable period in 2006.  Of the $73.2 million increase, $63.6 million related to the acquisition of 84 new communities, including the Summerville communities, since last year.  The remaining $9.6 million was primarily related to increases in employee-related expenses of $9.7 million, and an increase of $2.7 million in other operating expense categories, offset by reductions in self-insurance plan accruals of $938,000 and a $1.9 million expense reduction due to a Medicaid settlement recorded in 2006.

Operating income from continuing operations improved $1.8 million to $17.8 million for the full year 2007 as compared with $16.0 million for the same period in 2006, excluding the impairment loss of $4.8 million in 2007 and the $12.2 million benefit in 2006 from the settlement of the Texas lawsuit.  Including these items, operating income from continuing operations was $13.1 million for 2007.

The loss from continuing operations before income taxes for the full year 2007 was $43.1 million compared to a $29.8 million loss in the same period of 2006, excluding the impairment loss of $4.8 million in 2007 and the $12.2 million benefit in 2006 from the settlement of the Texas lawsuit.  The increase in the loss from continuing operations is primarily reflective of the increase in property-related expenses of $60.2 million from the acquisition of Summerville and the purchase of 96 properties formerly operated under long-term leases.  Including these items, the loss from continuing operations before income taxes was $47.9 million for 2007.

For the year ended December 31, 2007, Adjusted EBITDA was $99.9 million compared to $66.7 million for the same period last year, an increase of 49.8%.

Subsequent Event

Effective March 3, 2008, the Company extended an existing $21.4 million loan agreement, originally due March 3, 2008, until March 3, 2009.  In addition, the interest rate was reduced from 10.0% to 8.5%.  This note was originally identified as debt to be retired from the proceeds of our secondary offering completed in July 2007.

Conference Call:

The Company will host a conference call on March 17, 2008 at 5:00 P.M. Eastern time to discuss its financial results for the fourth quarter and year ended 2007.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Raymond Brandstrom, Chief Financial Officer.  The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the investors section.

The conference call can also be accessed by dialing (888) 726-2470 or for international participants (913) 312-1414.  A replay of the conference call will be available after 8:00 P.M. Eastern time on Monday, March 17, 2008, until midnight Eastern time, Monday March 31, 2008 and can be accessed by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering the passcode 5734005.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe this non-GAAP measure is useful in identifying trends in our day-to-day performance because it excludes items that have little or no significance on day-to-day operations and provides an indicator to management of progress in achieving optimal operating performance.  In addition, this measure is used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA provided below, along with our consolidated balance sheets, statements of operations and cash flows.  We define Adjusted EBITDA and provide other information about this non-GAAP measure in our Form 10-K filed on March 17, 2008.

The table below shows the reconciliation of net loss to Adjusted EBITDA for the three months and year ended December 31, 2007 and 2006:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net loss	$(25,844)	$(5,296)	$(48,741)	$(14,618)
Provision for (benefit of) income taxes	782	(1,077)	812	(3,044)
Equity losses (gains) in unconsolidated joint ventures	1,425	363	(4,266)	993
Depreciation and amortization	31,094	13,257	80,639	50,478
Impairment loss on long-lived assets and long-term investments	4,764	829	4,603	829
Amortization of deferred gains	(582)	(553)	(2,149)	(2,214)
Non-cash stock option compensation expenses	1,288	575	4,744	2,780
Convertible debentures conversion costs	-	-	1,329	-
Interest expense	22,338	12,465	71,557	49,252
Interest income	(1,207)	(582)	(5,023)	(2,893)
Other non-cash unusual activity:
Reversal of Texas settlement accrued in 2004	-	-	-	(12,207)
Professional and workers' compensation liability adjustments	(3,420)	-	(3,612)	(2,674)
Adjusted EBITDA	$30,638	$19,981	$99,893	$66,682

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus operated, or had an interest in, 287 communities representing capacity for 24,680 units and approximately 29,522 residents in 37 states at December 31, 2007.  The Emeritus common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, uncertainties related to professional liability claims; and uncertainties about our ability to successfully  integrate our company after the merger with Summerville Senior Living, Inc.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007.

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	(Unaudited)
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues:
Community revenues	$185,285	$109,249	$541,276	$419,978
Management fees	1,142	566	4,363	1,887
Total operating revenues	186,427	109,815	545,639	421,865

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	116,727	69,020	345,952	272,812
Texas lawsuit settlement	-	-	-	(12,207)
General and administrative	14,600	10,246	48,935	38,078
Impairment loss on long-lived assets	4,764	-	4,764	-
Depreciation and amortization	31,094	13,257	80,639	50,478
Facility lease expense	22,130	11,281	52,269	44,545
Total operating expenses	189,315	103,804	532,559	393,706

Operating income (loss) from continuing operations	(2,888)	6,011	13,080	28,159

Other income (expense):
Interest income	1,207	582	5,023	2,893
Interest expense	(22,338)	(12,465)	(71,557)	(49,252)
Equity earnings (losses) in unconsolidated joint ventures	(1,425)	(363)	4,266	(993)
Other, net	382	(138)	1,259	1,581
Net other income (expense)	(22,174)	(12,384)	(61,009)	(45,771)

Income (loss) from continuing operations before income taxes	(25,062)	(6,373)	(47,929)	(17,612)
Provision for income taxes	(782)	1,077	(812)	3,044
Income (loss) from continuing operations	(25,844)	(5,296)	(48,741)	(14,568)
Income (loss) from discontinued operations	-	-	-	(50)
Net income (loss)	$(25,844)	$(5,296)	$(48,741)	$(14,618)

Basic and diluted income (loss) per common share:
Continuing operations	$(0.66)	$(0.29)	$(1.80)	$(0.82)
Discontinued operations	–	–	–	–
	$(0.66)	$(0.29)	$(1.80)	$(0.82)

Weighted average common shares outstanding:
Basic and diluted	38,983	18,100	27,152	17,774

EMERITUS CORPORATION
Supplemental Information
Facility Lease, Interest, Depreciation and Amortization Expense
(Unaudited)

				(After NHP Purchase)
			Projected	Projected
	3 Months	12 Months	Range	Range
	Dec-07	Dec-07	Q1-2008	Q2-2008
Facility lease expense - GAAP	$22,130	$52,269	$22,600 - $23,000	$22,600 - $23,000
Less:
Straight-line rents	(2,406)	(3,754)	(2,600) - (2,700)	(2,600) - (2,700)
Above/below market rents	(2,505)	(3,365)	(2,500) - (2,600)	(2,500) - (2,600)
Plus:
Capital lease interest	8,724	36,845	8,800 - 9,000	6,300 - 6,500
Capital lease principal	5,364	20,772	5,400 - 5,600	3,500 - 3,700

Facility lease expense - CASH	$31,307	$102,767	$31,700 - $32,300	$27,300 - $27,900

Interest expense - GAAP	$22,338	$71,557	$22,600 - $23,400	$24,400 - $25,200
Less:
Straight-line interest	(46)	(61)	(45) - (60)	(45) - (60)
Capital lease interest	(8,724)	(36,845)	(8,800) - (9,000)	(6,300) - (6,500)
Change in derivative value	(725)	(725)	(725) – (1,000)	(725) – (1,000)
Loan fee amortization	(533)	(1,818)	(530) - (540)	(530) - (540)

Interest expense - CASH	$12,310	$32,108	$12,500 - $12,800	$16,800 - $17,100

Depreciation expense:
Owned assets	$9,996	$28,340	$10,200 - $10,400	$12,900 - $13,100
Summerville intangibles	11,709	15,102	11,700 - 11,800	11,700 - 11,800
Capital and financing leases	9,389	37,197	9,400 - 9,600	6,500 - 6,700

	$31,094	$80,639	$31,300 - $31,800	$31,100 - $31,600